Filed Pursuant to Rule 424(b)(3)
File No. 333-142397
AKAMAI TECHNOLOGIES, INC.
Prospectus Supplement No. 1 dated May 4, 2007
to the Prospectus Dated April 26, 2007
     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus dated April 26, 2007, which is required to be delivered with this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in the following table is presented as of May 4, 2007 and supersedes in its entirety the information in the table appearing under the heading “Selling Stockholders” in the prospectus:

	Shares of Common Stock		Number of Shares of	Shares of Common Stock to
	Beneficially Owned Prior		Common Stock	be Beneficially Owned After
Name of Selling Stockholder	to Offering (1)		Being Offered	Offering (2)
	Number	Percentage		Number	Percentage
Al-Riaz Adatia (3)	4,016	*	4,016	0	*
August Capital III, L.P. (4)	48,198	*	48,198	0	*
Crosslink Bayview V, LLC (5)	1,956	*	1,956	0	*
Crosslink Crossover Fund IV, L.P. (5)	22,683	*	22,683	0	*
Crosslink Ventures V, L.P. (5)	50,527	*	50,527	0	*
Ilya Haykinson	261	*	261	0	*
Michael Liang	32	*	32	0	*
Michael Todd	16,337	*	16,337	0	*
Offshore Crosslink Ventures V Unit Trust (5)	6,368	*	6,368	0	*
Radical Investments LP (6)	8,753	*	8,753	0	*
Samantha J. Keller 1991 Trust (7)	2,008	*	2,008	0	*
Shane M. Keller 1990 Trust (8)	2,008	*	2,008	0	*
Travis Kalanick (9)	114,365	*	114,365	0	*
TWB Investment Partnership LP (10)	1,372	*	1,372	0	*
Unknown	69,644	*	69,644	0	*

*	Less than one percent.

(1)	Approximately 10.83% of the shares represented are held in escrow in the event of any purchase price adjustment and as security for certain indemnification obligations of Red Swoosh under the terms of the Agreement and Plan of Merger, dated March 23, 2007, governing Akamai’s acquisition of Red Swoosh and a related Escrow Agreement. Unless required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release on October 12, 2008.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Al-Riaz Adatia was formerly a director of Red Swoosh, Inc.

(4)	August Capital Management III, L.L.C. is the general partner of August Capital III, L.P. David F. Marquardt, John R. Johnston and Andrew S. Rappaport are members of August Capital Management III, L.L.C. and share voting and investment power with respect to the shares held by August Capital III, L.P. Each of the members of August Capital III, L.L.C. disclaims beneficial ownership of the shares held by August Capital III, L.P. except to the extent of his pecuniary interest therein.

(5)	Jim Feuille, Managing Director of Crosslink Capital, Inc., has voting and investment power with respect to the shares held by Crosslink Bayview V, LLC, Crosslink Crossover Fund IV, L.P., Crosslink Ventures V, L.P. and Offshore Crosslink Ventures V Unit Trust.

(6)	Radical Investments Management LLC is the sole general partner of Radical Investments LP. Mark Cuban is the President of Radical Investments Management LLC and directly or indirectly owns all of the interests of Radical Investments LP and its sole general partner, Radical Investments Management LLC. Mr. Cuban has sole voting and investment power with respect to the shares held by Radical Investments LP. Mr. Cuban served as a director of Red Swoosh, Inc. from April 8, 2005 until November 7, 2006.

(7)	Peter F. Foley is the trustee of the Samantha J. Keller 1991 Trust, and has voting and investment power with respect to the shares held by the Samantha J. Keller 1991 Trust.

(8)	Peter F. Foley is the trustee of the Shane M. Keller 1990 Trust, and has voting and investment power with respect to the shares held by the Shane M. Keller 1990 Trust.

(9)	Travis Kalanick was formerly a director and executive officer of Red Swoosh, Inc. and is currently an employee of Akamai Technologies, Inc.

(10)	Robert E. Giles is the Managing Director of TWB Investment Partnership LP and exercises voting and investment power with respect to the shares held by TWB Investment Partnership LP.